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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*
     America Online, Inc.
     22000 AOL Way
     Dulles, VA  20166

2.   Issuer Name and Ticker or Trading Symbol
     Tel-Save.com, Inc.  (TALK)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary) 54-1322110

4.   Statement for Month/Year
     February 1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     4,121,372       D


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                              1,721,984  D
Warrant

Common Stock                                                                                              1,000,000  D
Warrant

Put Equivalent                                                                                            4,121,372  D
Position
(right to
receive
payment) (3)

Put Equivalent                                                                                            4,121,372  D
Position
(right to
receive
payment) (3)

Put Option                                                                                                1,721,984  D
(right to sell
warrants)

Put Option                                                                                                1,721,984  D
(right to sell
warrants)

Put Option                                                                                                1,000,000  D
(right to sell
warrants)

Put Option                                                                                                1,000,000  D
(right to sell
warrants)

Put Equivalent      Variable 2/22/99  P         4,121,372    (1)      (1)       Common   4,121,372  (2)   4,121,372  D
Position                                                                        Stock
(right to receive
payment based on
market price of
shares)


Explanation of Responses:

(1) The right is conditioned on the occurrence of a specified event and expires 10 days after occurrence of the event.

(2) The derivative security was acquired in connection with the modification of a transaction in which a variety of rights and obligations were exchanged. No seperate price was established for the security.

(3) This is an amended description of the previously reported put option.



                     /s/J. Michael Kelly                          March 10, 1999
                     **Signature of Reporting Person              Date
                     J. Michael Kelly, Senior Vice
                     President and Chief Financial Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.